CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("Agreement") is entered into as of September 17th, 2009 by and between Premier Wealth Management, Inc., a Delaware corporation (the "Company") with an address at 5 Them. Dervis Street, 3rd Floor, CY-1066 Nicosia, Cyprus, and Wellfleet Partners, Inc. ("Consultant") located at One Penn Plaza, Suite 2411, New York, NY 10119.

WITNESSETH:

WHEREAS, the Company desires to engage Consultant to perform the financial, advisory and other services set forth below, and Consultant desires to accept such engagement, pursuant to the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the promises hereinafter contained, the sufficiency of which is hereby acknowledged by all parties, the Company and Consultant agree as follows:

1. **Consulting Services.** The Company hereby engages the Consultant, and the Consultant hereby accepts such engagement, subject to the terms and conditions set forth herein. Consultant's duties shall include evaluation of the Company's business plans and operations to develop, recommend and evaluate future strategic business alternatives with respect to the Company and its wholly owned subsidiary, Master Trust S.A. ("Master Trust") Specifically, and without limitation, the Consultant will recommend and render advice with respect to transaction structures and new business plans, including the potential development of new investment funds to be owned by the Company or business development company structures to be pursued by the Company. In connection therewith, as part of the services hereunder, Consultant shall advise and recommend to the Company individuals to become members of the Company's Board of Directors, advisory board and/or management team. In addition, in an effort to provide additional value to the Company and its shareholders, the Consultant shall assist in the Company's efforts to become current with its filings with the SEC.

The Consultant acknowledges and agrees that, in its capacity as Consultant, Consultant does not have the authority to act on behalf of the Company as an agent or partner or in any other capacity and shall not communicate or engage with any other party, including, without limitation, any shareholder of the Company, without prior written consent of the Company.

2. **Term.** Subject to the termination provisions of Paragraph 6 below, the term ("Term") of the Consultant's engagement by the Company under this Agreement shall commence on the date of hereof and shall continue for a Term of six (6) months.

3. **Compensation.** In consideration for the services to be rendered by Consultant during the Term, the Company hereby agrees to issue, on an "as is" basis:

(A) 2,000,000 unrestricted shares of common stock of the Company, (the "Common Stock") which shall be issued as of the date hereof. Said shares shall be issued as follows: (i) 1,600,00 shares of Common Stock to the Consultant or its assigns or designees, (ii) 250,000 shares of Common Stock to Sandgrain Securities, Inc., (iii) 100,000 shares of Common Stock to the Hospital of Joint Diseases (Charitable Donation); and (iv) 50,000 Francis J. Elenio; and

(B) 2,500,000 additional unrestricted shares of Common Stock to Consultant in consideration for its services in connection with its advisory and consulting services relating to sale or other strategic transaction involving the Company and its subsidiary, Master Trust, upon the signing of a definitive purchase agreement for the sale of 100% of Master Trust;, of which 1,500,000 shall be issued upon execution of the definitive agreements with Master Trust and the remaining 1,000,000 shares shall be issued at the first closing of said transaction; and

C). 3,000,000 unrestricted shares of Common Stock shall be issued upon the formation of the new business entity within the Company and the appointment of at least 2 new members of the Board of Directors; and

D). Consultant shall also be issued, within 10 calendar days of the Price Determination Date (as hereinafter defined) an additional 1,500,000 shares of Common Stock, in the event that the closing bid price of the Company's Common Stock equals or exceeds $0.25 per share for 5 consecutive trading days, with average daily trading volumes of 5,000 shares per day or more, during such 5 day period (the end of such 5 day period being referred to herein as the "Price Determination Date") at any Price Determination Date after 6 months from the date hereof and prior to the 24 month anniversary of initial entry into this Agreement. With respect to items ii-iv in clause (A) above, further breakdown and instructions shall be provided by Consultant upon receipt.

E). The amounts of shares to be issued under paragraphs B through D above, shall be adjusted in the event that a stock split, reverse stock split, stock dividend, combination or similar transaction takes place prior to such issuance.

4. **Compliance with Regulations**. The Company expressly understands and acknowledges that Consultant is not licensed nor registered to conduct business as an investment advisor, financial planner, underwriter or broker-dealer in any jurisdiction, and that its duties hereunder consist of merely providing advisory, consulting, restructuring, and due diligence services. Specifically, Consultant will not directly raise capital nor engage in any fundraising and/or underwriting activities on behalf of the Company. The Company understands and acknowledges that Mark I. Lev, a principal of Consultant, is currently registered with Sandgrain Securities, Inc. ("Sandgrain"), a registered broker-dealer with the United States Securities and Exchange Commission

("SEC") and member of the Financial Industry Regulatory Authority ("FINRA"). Mr. Lev is not acting in any capacity on behalf of Sandgrain in connection with the rendition of consulting services to the Company under this Agreement. Specifically, Mr. Lev's involvement with Consultant and the Company under this Agreement is being performed as a permitted outside business activity by Mr. Lev pursuant to applicable provisions of FINRA's Conduct Code. In the event that a fundraising, financing or underwriting opportunity is required or arises, the Company recognizes that a separate agreement with Sandgrain will be negotiated and secured.

5. **Reimbursement of business expenses.** The Consultant shall be entitled to the immediate reimbursement of reasonable business expenses, including but not limited to, travel costs, incurred in connection with services provided by the Consultant, upon presentation of proper invoices and documentation; provided, however, any expense in excess of $500 shall require prior written approval by the Company.

6. **Termination.** The consulting Term shall terminate (except as to fees accrued and reimbursable expenses incurred prior to such termination): (i) for "cause" (as defined below), immediately upon the giving of written notice thereof by the Company to the Consultant or at such later time as the notice may specify; (ii) for no cause, immediately upon written notice by either party; provided that if the Company terminates without cause, all unvested shares issued to the Consultant shall vest immediately; or (iii) by mutual consent. For purposes of this Agreement, the term "cause" shall be deemed to mean any reason materially or adversely affecting the best interests of the Company or such as to make it unreasonable to expect the Company to continue to engage the Consultant, including, without limitation, the conviction of any crime, the commission or attempted commission of any act of willful misconduct or dishonesty, malfeasance or gross negligence, or the repeated failure or neglect by the Consultant to perform its duties, or the material breach of this Agreement. Notwithstanding the foregoing, and for avoidance of doubt, all of the shares to be issued as set forth in paragraphs 3.A) through 3.G) above and Section 5, shall accrue and be issued after termination of the Term, regardless of reasons for termination.

7. **Confidentiality.** The Consultant acknowledges and agrees that during the course of its services hereunder it will be privy to confidential and proprietary information of or relating to the Company and third parties with whom the Company interacts. The Consultant represents, warrants and agrees that it shall only use such information for the purposes of rendering its services hereunder and shall not disclose in any form whatsoever any such information to any third party. The parties expressly agree that the terms of this paragraph shall survive the expiration or termination of this Agreement for any reason.

8. **Waiver of Breach.** The waiver by any party of the breach of any provision of this Agreement shall not operate as, nor be construed as a waiver of, any subsequent breach.

9. **Binding Effect; Benefits.** This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns affiliates, heirs and legal representatives, including any entity with which the Company may merge or consolidate or to which it may transfer a substantial amount of its assets.

10 **Entire Agreement; Amendments.** This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, between the parties hereto. This Agreement may not be changed orally, but only in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

11 **Arbitration**. Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach hereof or thereof, will be submitted to and settled by final and binding arbitration in New York, New York, in accordance with the rules of the America's Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event of any arbitration under this Agreement, both parties agree to be responsible for and pay their own arbitration (i.e. filing) and legal fees, failure to do so is to be considered an immediate default. In addition, upon default (see above) or judgment, the prevailing party shall be entitled to recover from the losing party all reasonable expenses, attorneys' fees and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein. Under no circumstances shall either party agree to or accept an award modifying this clause. The 'prevailing party" means the party determined by the arbitrator to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

WHEREFORE, the parties have executed this Agreement as of the date hereof.

PREMIER WEALTH MANAGEMENT, INC.



By: __________________
Name:
Title:

WELLFLEET PARTNERS, INC.

By: _________________________

Name: MARK I. Lev

Title: Chairman & CEO